Exhibit 99.1

Contacts: Monique Greer 720-540-5268 mgreer@allos.com	Madeline Malia 609-454-0325 mmalia@allos.com

Allos Therapeutics Announces Topline Results from Phase 2b Study of FOLOTYN in

Patients with Advanced Non-Small Cell Lung Cancer

— Conference Call Scheduled for Today at 8:30 a.m. ET —

WESTMINSTER, Colo., July 28, 2010 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced topline results from the Company’s randomized Phase 2b investigational trial of FOLOTYN® (pralatrexate injection) versus erlotinib in patients with Stage IIIB/IV (advanced) non-small cell lung cancer (NSCLC) who had received one or two prior systemic treatments including at least one prior platinum-based regimen.  The objective of the trial was to estimate the efficacy of FOLOTYN compared to that of erlotinib as assessed by overall survival.  The results demonstrated clinical activity of FOLOTYN in this patient population.

The primary endpoint of the trial was overall survival.  Patients receiving FOLOTYN had a 16 percent reduction in the risk of death compared to erlotinib in the overall patient population (n=201; hazard ratio (HR)=0.84) and a 13 percent reduction in the risk of death in the primary efficacy analysis population (n=166; HR=0.87).

Analyses were also performed in predefined patient cohorts, including light vs. heavy smokers, current vs. former smokers, squamous vs. non-squamous histology, and patients who received prior pemetrexed vs. those who had not. The largest reductions in risk of death for FOLOTYN were observed in patients with non-squamous cell carcinoma (n=107; HR=0.65) and light smokers (n=37; HR=0.63), with the results demonstrating a 35 percent and 37 percent reduction in the risk of death, respectively. Positive trends in overall survival were observed in favor of FOLOTYN in all other patient cohorts except patients with squamous cell carcinoma and patients who received prior pemetrexed.

The safety profile of FOLOTYN was consistent with that observed and reported in previous FOLOTYN solid tumor studies.  The most common Grade 3-4 adverse event observed in patients treated with FOLOTYN was mucositis (23 percent).  Other Grade 3-4 adverse events occurring in more than 5 percent (but less than 10 percent) of patients were fatigue, dyspnea, neutropenia, thrombocytopenia and anemia in patients treated with FOLOTYN and rash, dyspnea, anemia and fatigue in patients treated with erlotinib.

“We are pleased that the results of this trial demonstrated clinical activity of FOLOTYN in a randomized study compared to erlotinib, an approved active agent in non-small cell lung cancer,” said Charles Morris, MB ChB, MRCP, chief medical officer at Allos Therapeutics. “We will continue to review these important data with our expert advisors to further evaluate the clinical potential of FOLOTYN in this patient population. We also plan to submit the complete study results for presentation at an upcoming medical meeting.”

“This study generated important data regarding the safety and efficacy profile for FOLOTYN in advanced non-small cell lung cancer, an area of high unmet medical need,” said Paul L. Berns, chief executive officer at Allos Therapeutics. “We believe these data warrant further analysis to determine the future development strategy based on our assessment of the potential clinical, regulatory and commercial opportunities for FOLOTYN in this indication.”

About the Study Design

This randomized, open-label, international, multi-center Phase 2b study comparing FOLOTYN versus erlotinib, marketed as TARCEVA®, enrolled 201 current or former smokers with Stage IIIB/IV (advanced) NSCLC who had received one or two previous treatments including at least one prior platinum-based chemotherapy regimen. The objective of the trial was to estimate the efficacy of FOLOTYN compared to that of erlotinib as assessed by overall survival.  The primary endpoint of the trial was overall survival.  Secondary endpoints included progression-free survival and response rate, both compared to erlotinib, and the safety and tolerability of FOLOTYN.  The study was not designed to show a statistically significant difference between the two treatment arms.  No definition of statistical significance was included in the analysis plan.

The trial — which enrolled patients across 43 locations worldwide (15 U.S. sites and 28 ex-U.S. sites) — was initiated by Allos in January 2008 and completed enrollment in July 2009. The first 35 patients enrolled in the study were randomly assigned one-to-one to receive FOLOTYN (intravenous push on days 1 and 15 of a 28-day cycle; initial dose of 230 mg/m2) or erlotinib (oral, 150 mg daily in a 28-day cycle).  Subsequently, following a protocol amendment, 166 patients were randomly assigned one-to-one to receive either FOLOTYN at 190 mg/m2 or erlotinib at 150 mg/day and then further stratified by light and heavy smokers.  All patients received concurrent vitamin therapy of B12 and folic acid.  According to the statistical analysis plan, the full analysis set included all 201 patients who were randomized in the study and the primary efficacy analysis included the 166 patients enrolled subsequent to the protocol amendment.

About Lung Cancer

More people die each year from lung cancer than any other type of cancer — including breast, prostate, and colorectal cancers combined.  In 2010, it is estimated that there will be more than 200,000 new cases of lung cancer diagnosed in the United States and over 150,000 deaths.  There are primarily two types of lung cancer:  NSCLC and small cell lung cancer (SCLC).  NSCLC accounts for the majority of lung cancers (about 87 percent) and develops slowly — often causing few or no symptoms until very late stages.  The most common subtypes of NSCLC are squamous cell carcinoma, adenocarcinoma, and large-cell undifferentiated carcinoma; squamous cell carcinomas account for 25-30 percent of all lung cancers while adenocarcinoma and large-cell undifferentiated carcinoma account for 40 percent and 10-15 percent of lung cancers, respectively.  The majority of people are diagnosed with advanced stage disease and only one to five percent of people with advanced stage (IIIB/IV) NSCLC survive to five years.  The most widely used therapies to date remain surgery, chemotherapy, and radiation therapy.

Conference Call Information

Today, the Company issued a press release announcing its second quarter 2010 financial results.  The Company will host a conference call to review its financial results and the topline results from the Phase 2b trial of trial of FOLOTYN versus erlotinib in patients with advanced non-small cell lung cancer on Wednesday, July 28, 2010 at 8:30 a.m. ET.  Participants can access the call at 1-866-225-8754 (U.S. and Canada) or +480-629-9690 (international).  To access the live audio webcast or the subsequent archived recording, visit the “Investors - Presentations and Events” section of Allos’ website at www.allos.com.  Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call.  Callers can access the replay by dialing 800-406-7325 (domestic) or 303-590-3030 (international).  The passcode is 4329512#. The webcast will be recorded and available for replay on Allos’ website until August 11, 2010.

About Allos Therapeutics

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics. Allos is currently focused on the development and commercialization of FOLOTYN® (pralatrexate injection), a folate analogue metabolic inhibitor. FOLOTYN is the first and only drug approved in the U.S. for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma. Allos is also developing FOLOTYN in other hematologic malignancies and solid tumors. Allos retains exclusive worldwide rights to FOLOTYN for all indications. Allos is headquartered in Westminster, CO. For additional information, please visit www.allos.com.

IMPORTANT SAFETY INFORMATION

Warnings and Precautions:

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If > Grade 2 mucositis is observed, omit or modify dose.

Patients should be instructed to take folic acid and receive vitamin B12 to potentially reduce treatment-related hematological toxicity and mucositis.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN, and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are > Grade 3, omit or modify dose.

Dermatologic reactions may occur. Patients with dermatologic reactions should be monitored closely.

Adverse Reactions:

The most common adverse reactions observed were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events were pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea and thrombocytopenia.

Use in Specific Patient Population:

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

Drug Interactions:

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethaxazole) may result in delayed renal clearance.

For additional important safety information, please see the full prescribing information for FOLOTYN at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the potential safety and efficacy of FOLOTYN for the treatment of patients with advanced non-small cell lung cancer, the potential development of FOLOTYN for the treatment of advanced non-small cell lung cancer; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that data from preclinical studies and clinical trials may not necessarily be indicative of future clinical trial results; that the safety and/or efficacy profile for FOLOTYN may not support further clinical development in advanced non-small cell lung cancer; and the risk that the Company may lack the financial resources and access to capital to fund future clinical trials for FOLOTYN. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo and FOLOTYN name are trademarks of Allos Therapeutics, Inc.

TARCEVA is a registered trademark of OSI Pharmaceuticals, Inc.

# # #